UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 18, 2021 (October 12, 2021)

Date of Report (Date of earliest event reported)

iFresh Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38013	82-0664764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2-39 54th Avenue
Long Island City, NY 11101

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (718) 628-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	IFMK	Nasdaq Capital Market

Item 8.01 Other Events.

As previously disclosed, on March 31, 2021 (the “Effective Date”), iFresh Inc. (the “Company”), NYM Holding, Inc. (“NYM” or the “Borrower”), certain subsidiaries of NYM, Go Fresh 365, Inc. (“Go Fresh”), Mr. Long Deng and KeyBank National Association (“Keybank” or the “Lender”) entered into a Limited Waiver and Amendment Agreement (the “Waiver Agreement”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Waiver Agreement.

Pursuant to the Waiver Agreement, the Lender has provided a limited waiver of the Specified Events of Default, the accrued and unpaid interest at the Default Rate outstanding as of the Effective Date, and the accrued and unpaid reimbursable fees and costs of the Lender outstanding as of the Effective Date; provided that such limited waiver shall only become effective upon the Lender’s timely receipt of the Deng Payment (as defined below). The Lender agreed to waive all and identified Specified Events of Default and will not seek recourse for such known and identified Specified Events of Default. The Specified Events of Default refer to, collectively, iFresh Events of Default, the Payment Events of Default, the Change in Control Event of Default, the Judgement Event of Default, and the Financial Covenant Events of Default.

The Waiver Agreement contains certain amendments to the Credit Agreement and other Loan Documents, including among other things, the following: (1) commencing on April 1, 2021 and continuing on the first day of each calendar month thereafter, outstanding principal under the Loans shall be due and payable in equal monthly installments of $50,000 and accrued and unpaid interest on the Loans shall be due and payable; (2) all Obligations shall mature and be due and payable in full on December 31, 2021; and (3) the Lender shall accept $2.0 million paid in immediately available funds (the “Payment Amount”) as payment in full of the Guaranteed Obligations owed by Mr. Long Deng to the Lender under Deng Guarantee; provided that (a) $1.0 million of the Payment Amount is paid on or before April 7, 2021 (the “Deng Payment”); and $1.0 million of the Payment Amount is paid on or before September 30, 2021.

Under the Waiver Agreement, events of default include, among others, a failure of the Loan Parties to pay principal or interest as and when due and payable under the Waiver Agreement or any other Loan Document, or any other amount due and payable under the Waiver Agreement or any other Loan Document within five (5) days following such amount becoming due and payable.

The Deng Payment of $1.0 million of the Payment Amount has been paid pursuant to the Waiver Agreement, but no common stock has been issued to Mr. Deng as previously agreed, due to the dispute among the shareholders of the Company. The remaining $1.0 million of the Payment Amount was not paid as of September 30, 2021. On October 12, 2021, NYM received a letter from the Lender addressed to Mr. Deng stating that Mr. Deng was to pay $1.0 million of the Payment Amount to the Lender but failed to make such payment on or before the due date. The Lender stated it reserves and preserves all of its rights and remedies under the Waiver Agreement and Loan Agreements and that it does not waive, or agree to forbear in the exercise of, any of its rights or remedies in connection with any Defaults or Events of Default under the Waiver Agreement.

The Company and the Lender have not been able to agree on who bears the obligation to pay the remaining $1.0 million of the Payment Amount, and this matter is being litigated by the parties at the Court of Chancery of the State of Delaware. The Company intends to request for an expedited proceeding at the trial court.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this report that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. Such forward-looking statements may relate to, among other things, the Company’s continued efforts and ability to regain and maintain compliance with the Nasdaq Listing Rules. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, including: any decision by the Nasdaq Hearing Panel to reconsider the terms of the listing exception based on new events or changes in circumstances, including without limitation non-compliance with the Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2021

iFresh, Inc.

By:	/s/ Long Deng
Name:	Long Deng
Chief Executive Officer

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